EXHIBIT 8.1

List of Subsidiaries

Wholly Owned Subsidiaries:

•   ATA Testing Authority (Holdings) Limited, incorporated in the British Virgin Islands

•   ATA Testing Authority (Beijing) Limited, incorporated in the People’s Republic of China

•   ATA Learning (Beijing) Inc., incorporated in the People’s Republic of China

•   Beijing Jindixin Software Technology Limited, incorporated in the People’s Republic of China

Consolidated Affiliated Entity:

•   ATA Online (Beijing) Education Technology Limited, incorporated in the People’s Republic of China